Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), is effective as of March 1, 2005 (the “Effective Date”), was originally made and entered into as of October 26, 2000 (the “ Original Effective Date”) and was previously amended on September 25, 2003, and September 23, 2004, by and between Streicher Mobile Fueling, Inc., a Florida corporation (the “Company”), and Richard E. Gathright (the “Employee”).

Recitals

The Company desires to retain the personal services of the Employee as President and Chief Executive Officer of the Company, and the Employee is willing to continue to make his services available to the Company, on the terms and conditions hereinafter set forth;

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.    Employment.

1.1    Employment and Term. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing through February 28, 2006, unless sooner terminated in accordance with the terms and conditions hereof (the “Term”). The Term shall be automatically extended for another twelve (12) month period each year on the anniversary date of the Effective unless either the Company or the Employee provides written notice of non-renewal prior to the anniversary date, in which event the Term shall end on the day before the next anniversary of the Effective Date.

1.2    Duties of Employee. The Employee shall serve as the President and Chief Executive Officer of the Company, shall have and exercise general responsibility for the business of the Company and shall have powers and authority superior to any other officer or employee of the Company or of any subsidiary of the Company. The Employee shall also have such other powers and duties as may from time to time be delegated to him by the Company’s Board of Directors (the “Board”), provided that such duties are consistent with his position. The Employee shall report to the Board. The Employee shall devote substantially all his working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which the Employee is entitled), render such services to the best of his ability, and use his best efforts to promote the interests of the Company. So long as such activities do not interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement, it shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements; (iii) manage personal investments; or (iv) participate in such continuing legal education seminars or other activities required for the Employee to maintain his license to practice law.

1.3    Place of Performance. In connection with his employment by the Company, the Employee shall be based at the Company’s offices in Fort Lauderdale, Florida or another mutually agreed location, except for travel necessary in connection with the Company’s business.

1.4    Directorship. It is the intention of the Company’s Board of Directors that the Employee continue to serve as a Director of the Company and that he continue to serve as Chairman of the Board of Directors. The Company agrees to take such actions as are necessary to cause the Employee to serve in such capacities for the duration of the Term.

2.    Compensation.

2.1    Base Salary. Commencing on the Effective Date, the Employee shall receive a minimum base salary at the annual rate of Three Hundred Twenty Three Thousand Dollars ($323,000) (the “Base Salary”) during the Term, payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

2.2    Incentive Compensation. The Employee shall be entitled to receive such bonus payments or incentive compensation as may be determined at any time or from time to time by the Board in its discretion. In addition, during the Term, the Employee shall be entitled to participate in an annual management incentive bonus pool (“Bonus Pool”) equal to ten percent (10%) of the Company’s Pre-tax Earnings. For purposes of this Section, the term “Pre-tax Earnings” means the Company’s earnings before income taxes, as determined in accordance with generally accepted accounting principles, consistently applied with the Company's past practices, and as reflected in the Company's audited financial statements for the relevant fiscal year. If the Company does not achieve positive Pre-tax Earnings for any fiscal year, no Bonus Pool shall be established for such fiscal year. The Bonus Pool shall be allocated among the Employee and such other officers of the Company as are recommended by the Employee and approved by the Board. The Board of Directors, in its sole discretion, shall determine the allocation of Bonus Pool funds among the eligible participants; provided, however, that the entire balance of the Bonus Pool shall be allocated each year. The portion of the Bonus Pool payable to the Employee with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company within ninety (90) days after the end of the fiscal year. The amount payable pursuant to this Section 2.2 for any fiscal year during which the Term expires or this Agreement is terminated shall be prorated and payable only with respect to the portion of the fiscal year during which the Employee was employed by the Company. No amount shall be payable pursuant to this Section 2.2 with respect to any fiscal year during which the Employee’s employment is terminated by the Company for Cause, or by the Employee as a result of his voluntary resignation.

2.3    Stock Options.

(a)    On or after the Original Effective Date, Employee received a grant of options to purchase 500,000 shares of the Company’s common stock (the “Options”), at an exercise price per share equal to the fair market value of the Company’s common stock as of the date of grant.

(b)    The Options were granted pursuant to a stock option agreement between the Company and the Employee (the “Stock Option Agreement”) which contained terms and conditions consistent with those applicable to stock options previously granted under the Streicher Mobile Fueling, Inc. Stock Option Plan; provided, however, that the Options: (i) have a term expiring on the tenth anniversary of the date of grant (the “Option Expiration Date”); (ii) subject to termination of the Options prior to vesting as provided in clause (iii) below, the Options vest and become exercisable (A) to the extent of 33.33% of the Options, on the Effective Date, (B) with respect to an additional 33.33% of the Options, on October 25, 2002, and (C) with respect to the remaining 33.34% of the Options, on October 25, 2003; (iii) to the extent not previously vested and exercised pursuant to their terms, the Options terminate upon the earlier to occur of: (A) twelve (12) months after the termination of the Employee’s employment hereunder pursuant to Section 4.2 by reason of the Employee’s disability, or pursuant to Section 4.3 by reason of his death, or following expiration of the Term (including any extensions thereto or renewals thereof) or such other date as Employee ceases to render services to the Company pursuant to an employment contract or other agreement with the Company (other than by reason of termination of the Employee for Cause, without Cause or his voluntary resignation), (B) eighteen (18) months after the termination of the Employee’s employment hereunder pursuant to Section 4.4 by the Company without Cause, (C) ninety (90) days after the date the Employee’s employment hereunder is terminated by the Employee pursuant to Section 4.5, (D) immediately on the date the Employee’s employment hereunder is terminated by the Company for Cause pursuant to Section 4.1, and (E) the Option Expiration Date; (iv) are incentive stock options to the extent allowed by applicable tax rules and regulations; and (v) shall become fully vested and exercisable upon a “change of control” of the Company (consistent with the provisions of the Stock Option Plan). The Stock Option Agreement provides that the Employee cannot sell, transfer or otherwise dispose of any shares of the Company’s common stock issued upon the exercise of any of the Options prior to October 26, 2001.

3.    Expense Reimbursement and Other Benefits.

3.1    Expense Reimbursement. During the Term, the Company, in accordance with expense reimbursement policies and procedures in effect for the Company’s employees from time to time, shall reimburse the Employee for all documented reasonable expenses actually paid or incurred by the Employee in the course of and pursuant to the business of the Company. The Company shall provide the Employee with an auto allowance of $12,000 per annum, which shall be earned and paid monthly throughout the Term. In addition, the Company shall reimburse the Employee for all documented reasonable expenses actually paid or incurred by the Employee for continuing legal education seminars or other activities required for the Employee to maintain his license to practice law.

3.2    Other Benefits. During the Term and during the period of time that Severance Payments are to be made to the Employee hereunder, the Company shall make available to the Employee such benefits and perquisites as are generally provided by the Company to its senior management (subject to eligibility), including but not limited to participation in any group life, medical, health, dental, disability or accident insurance, pension plan, 401(k) savings and investment plan, profit-sharing plan, employee stock purchase plan, incentive compensation plan or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its senior management or its employees generally, in each case subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement; provided, however, that the Company shall waive any existing eligibility requirements for participation in such plans or arrangements to the extent allowed by the applicable rules and regulations governing the same.

3.3    Vacation. During the Term, the Employee shall be entitled to paid vacation in accordance with the policies, programs and practices of the Company generally applicable to its senior management; provided, however, that Employee shall be entitled to not less that three weeks of paid vacation per contract year during the Term.

3.4    Relocation Expenses. The Company reimbursed the Employee for all documented reasonable and customary expenses actually paid or incurred by the Employee in connection with his relocation to the Fort Lauderdale, Florida area, including temporary housing and living expenses and expenses incurred to move the personal belongings of the Employee and his family. If an to the extent that the Employee suffers any increase in federal income taxes as a result of the Company’s relocation expense reimbursement pursuant to this Section 3.4, the Company will pay the Employee an additional amount so that, on a net after-tax basis, the Employee receives the same amount of expense reimbursement payable hereunder as he would have absent such taxes.

4.    Termination.

4.1    Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement and the Employee’s employment hereunder may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (i)  subject to the following sentences, any action or omission of the Employee which constitutes (A) a breach of any of the provisions of Section 6 of this Agreement, (B) a breach by the Employee of his fiduciary duties and obligations to the Company, or (C) the Employee’s failure or refusal to follow any lawful directive of the Board, in each case which act or omission is not cured (if capable of being cured) within ten (10) days after written notice of same from the Company to the Employee, or (ii) conduct constituting fraud, embezzlement, misappropriation or gross dishonesty by the Employee in connection with the performance of his duties under this Agreement, or a conviction of the Employee of, a felony (other than a traffic violation) or, if it shall damage or bring into disrepute the business, reputation or goodwill of the Company or impair the Employee's ability to perform his duties with the Company, any crime involving moral turpitude. The Employee shall be given a written notice of termination for Cause specifying the details thereof. Upon any termination pursuant to this Section 4.1, the Employee shall only be entitled to his Base Salary through the date of termination, reimbursement for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and any other compensation and benefits provided in accordance with Section 3.2 hereof. Upon making such payments, the Company shall have no further liability hereunder.

4.2    Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Employee, shall at all times have the right to terminate this Agreement and the Employee’s employment hereunder if the Employee shall, as the result of mental or physical incapacity, illness or disability, fail or be unable to perform his duties and responsibilities provided for herein in all material respects for a period of more than sixty (60) consecutive days in any 12-month period. Upon any termination pursuant to this Section 4.2, (i) within thirty (30) days after the date of termination, the Company shall pay the Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to the Employee for periods subsequent to the date of termination the Company shall pay to the Employee the Severance Payments and Severance Benefits specified in Section 5.1. Upon making such payments and providing such benefits, the Company shall have no further liability hereunder; provided, however, that the Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.3    Death. In the event of the death of the Employee during the term of his employment hereunder, this Agreement shall terminate on the date of the Employee’s death. Upon any termination pursuant to this Section 4.3, (i) within thirty (30) days after the date of termination, the Company shall pay to the estate of the Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and reimbursement for all expenses described in Section 3.1 of this Agreement and incurred by Employee prior to his death, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to the estate of the Employee for periods subsequent to the date of termination the Company shall pay to the estate of the Employee the Severance Payments specified in Section 5.1. Upon making such payments, the Company shall have no further liability hereunder; provided, that the Employee’s spouse, beneficiaries or estate, as the case may be, shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Employee in accordance with Section 3.2 hereof and under the terms thereof.

4.4    Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and the Employee’s employment hereunder by written notice to the Employee. Upon any termination pursuant to this Section 4.4, (i) within thirty (30) days after the date of termination, the Company shall pay the Employee any unpaid amounts of his Base Salary accrued prior to the date of termination and shall reimburse Employee for all expenses described in Section 3.1 of this Agreement and incurred prior to the date of termination, and (ii) in lieu of any further Base Salary, incentive compensation or other benefits or payments to the Employee for periods subsequent to the date of termination the Company shall pay to the Employee the Severance Payments and Severance Benefits specified in Section 5.1. The amount of any payment (including Severance Payments) provided for in this Section 4.4 will not be reduced by any compensation the Employee earns as the result of employment by another employer or business during the period the Company is obligated to make payments hereunder. Upon making such payments and providing such benefits, the Company shall have no further liability hereunder; provided, that the Employee shall be entitled to receive any amounts then payable pursuant to any employee benefit plan, life insurance policy or other plan, program or policy then maintained or provided by the Company to the Employee in accordance with Section 3.2 and under the terms thereof. A notice of non-renewal of this Agreement by the Company pursuant to Section 1.1 hereof shall be deemed to be termination without cause pursuant to this Section 4.4.

4.5    Voluntary Resignation. The Employee may, upon not less than thirty (30) days’ written notice to the Company, resign and terminate his employment hereunder. In the event the Employee resigns as an employee of the Company, he shall be entitled to receive only such payment(s) as he would have received had he been terminated pursuant to Section 4.1 hereof. The Employee shall give the Company not less than thirty (30) days prior written notice of his intention to resign.

5.    Severance Payments and Benefits.

5.1    Amount of Benefit. Upon any termination of this Agreement pursuant to Section 4.2, 4.3 or 4.4, the Company shall continue to pay the Employee, subject to the six-month initial delay of payment for disability related payments or termination without cause related payments that may be required pursuant to Section 5.3, or shall pay his estate, in the event of his death, in installments equal to the amounts of his Base Salary (at the rate in effect at the date of termination) that would have been paid to the Employee had this Agreement and his employment hereunder not been terminated for the following periods: (i) if this Agreement is terminated pursuant to Section 4.2 or 4.3, for a period of six (6) months following the date of termination; and (ii) if this Agreement is terminated pursuant to Section 4.4, until eighteen (18) months following the date of termination (the “Severance Payments”). During any period of time that the Company is obligated to make Severance Payments to the Employee pursuant to this Agreement, the Company shall also provide automobile allowance, health insurance and other employee benefits (or the value of any such benefits which cannot be provided to a non-employee), with no reductions from those provided before such termination (the “Severance Benefits”). In the event of a Restriction Purchase Election (as defined in Section 5.3) by the Company, the period of time during which Severance Payments must be made by Employer will be reduced by six (6) months. If during the Noncompete Period (as defined in Section 6.3) the Employee engages in conduct or activities that constitute a breach of the provisions of Section 6.1, 6.2 or 6.3, then the Company’s obligation to pay the Employee (or his estate) any further Severance Payments shall cease and the Company shall have no further liability for Severance Payments hereunder; provided, that the Company shall provide the Employee not less than thirty (30) days prior written notice of its intention to discontinue Severance Payments; provided, further, that if the Employee in good faith disputes whether he has breached the provisions of Section 6.1, 6.2 or 6.3 and so notifies the Company in writing within ten (10) days of receiving such notice, then the Company shall continue to make the Severance Payments until such time as the dispute is resolved but may, at its option, make such payments to an escrow account established for such purpose (or if litigation has commenced with regard to such dispute, to deposit such payments with the clerk of the court having jurisdiction of the dispute).

5.2    Lump Sum Payment. At the Company’s option, and subject to Section 5.3, the Severance Payments (or any remaining installments thereof) may be discharged in full by delivering to the Employee (or the estate of the Employee) a lump sum payment by bank or cashiers cashier's check in an amount equal to the present value of the flow of cash payments (or remaining installments thereof) that would otherwise be paid to the Employee pursuant to Section 5.1. Such present value shall be determined as of the date of delivery of the lump sum payment by the Company and shall be based on a discount rate equal to the interest rate of 90 day U.S. Treasury bills, as reported in The Wall Street Journal (or similar publication), on the third business day prior to the delivery of the lump sum payment. The Company has no corresponding right to make a lump sum payment in lieu of providing Severance Benefits and, in the event of a lump sum payment terminating the Company’s obligation to make Severance Payments, the Company’s obligation to provide the Employee with Severance Benefits will continue for the period Severance Payments would have been made in the absence of such lump sum payment.

5.3    American Jobs Creation Act Provisions. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986 (“Code”). Accordingly, to the extent such potential payments or benefits could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions related to payments treated as deferred compensation under Section 409A of the Code, shall apply:

(a)
If (i) the Employee is a “specified person” on the date of the Employee’s “separation from service” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(ii) of the Code, and (ii) as a result of such separation from service the Employee would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of: (i) 6 months after the Employee’s separation from service, (ii) the Employee’s date of death, or (iii) such other date on which such payment will not be subject to such interest and additional tax.

(b)	Any payments that are delayed pursuant to Section 5.3(a) shall be paid on the earliest of the three dates described therein.

(c)
In the event it shall be determined that any payment by the Company to or for the benefit of the Employee (whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5.3) (a “Payment”) would be subject to the tax imposed by Section 409A of the Code or any interest or penalties are incurred by the Employee with respect to such tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to as the “409A Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that the remaining balance of the Gross-Up Payment after reduction for the amount of all taxes imposed upon the Gross-Up Payment (including any state and federal income taxes and 409A Tax imposed with respect to such taxes), is equal to the 409A Tax imposed upon the Payment.

(d)
In the event that the Severance Payments payable to the Employee are to be delayed for a period of six (6) months on account of Code Section 409A pursuant to Section 5.3(a) above, then the Employee’s obligations under this Agreement not to solicit employees or former employees of the Company and not to compete with the Company under Sections 6.2 and 6.3 of this Agreement, respectively, shall not commence until such six (6) month period has expired and the first Severance Payment has been made, provided, however, that the Company may, at or after the time of the Employee’s termination of employment, elect to make such restrictions effective immediately upon termination by (i) giving written notice to the Employee of such election and (ii) paying the Employee an amount equal to 50% of the Base Salary in a lump sum or in four (4) monthly payments beginning one month after termination (a “Restriction Purchase Election”). If Severance Payments are delayed six (6) months as a result of Code Section 409A, the Severance Benefits that are not subject to Code Section 409A, including but not limited to the Employee’s continuing participation in the Company’s health insurance plan, shall continue uninterrupted during the six (6) month delay required by Section 409A, irrespective of whether the Company makes a Restriction Purchase Election, and shall continue so long as Employer remains obligated to make Severance Payments.

6.    Restrictive Covenants.

6.1    Nondisclosure. (a) The Employee agrees that he shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers and marketing and promotion of the Company's services) shall be deemed a valuable, special and unique asset of the Company that is received by the Employee in confidence and as a fiduciary, and the Employee shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Employee or known by the Employee as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Employee), and not generally known or available, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Employee from disclosing Confidential Information to the extent required by law.

(b)    The Employee agrees to (i) return to the Company upon request, and in any event, at the time of termination of employment for whatever reason, all documents, equipment, notes, records, computer disks and tapes and other tangible items in his possession or under his control which belong to the Company or any of its affiliates or which contain or refer to any Confidential Information relating to the Company or any of its affiliates and (ii) if so requested by the Company, delete all Confidential Information relating to the Company or any of its affiliates from any computer disks, tapes or other re-usable material in his possession or under his control which contain or refer to any Confidential Information relating to the Company or any of its affiliates.

6.2    Nonsolicitation of Employees. While employed by the Company and for a period of twelve (12) months after the first payment of Severance Payments is made hereunder, Employee shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee (i) has not been employed by the Company for a period of more than twelve (12) months or (ii) was an individual with whom Employee was a co-worker of or otherwise associated with prior to being employed by the Company.

6.3    Noncompetition. (a) While employed by the Company and for a period of twelve (12) months after the first payment of Severance Payments is made hereunder (the “Noncompete Period”), unless otherwise waived in writing by the Company (such waiver to be in the Company’s sole and absolute discretion), the Employee shall not, directly or indirectly, engage in, operate, manage, have any investment or interest or otherwise participate in any manner (whether as employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any sole proprietorship, partnership, corporation or business or any other person or entity (each, a “Competitor”) that engages, directly, or indirectly in a Competing Business; provided, that (A) the Employee may continue to hold securities of the Company and/or acquire, solely as an investment, shares of capital stock or other equity securities of any Competitor which are publicly traded, so long as the Employee does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of equity securities of such Competitor; and (B) the Employee may be employed by or consult with a Competitor whose primary business is not a Competing Business, so long as the Employee does not have direct and day-to-day supervisory responsibilities with respect to its Competing Business. For purposes of this Agreement, the term “Competing Business” means mobile fleet fueling.

(b)    Notwithstanding anything in Section 6.3(a) to the contrary, if this Agreement is terminated by the Company pursuant to Section 4.4, the Noncompete Period shall continue and the provisions of Section 6.3(a) shall remain in effect during any period that Severance Payments are being made by the Company pursuant to Sections 4.4 and 5.1; provided, that if the Company pays to the Employee the Severance Payments in a lump sum pursuant to Section 5.2, the provisions of Section 6.3(a) shall remain in effect for the period during which the Severance Payments would have otherwise been made.

6.4    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Section 6.1, 6.2 or 6.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Employee or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

7.    Entire Agreement; No Conflicts With Existing Arrangements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and this Agreement contains the entire agreement, and supersedes any other agreement or understanding, between the Company and the Employee relating to the Employee’s employment and any compensation or benefits in respect thereof. The Employee represents and warrants to the Company that he has reviewed any existing employment or non-competition covenants with his prior employer, and that his employment by the Company hereunder does not and will not conflict with or constitute a breach or default under any of the terms or provisions thereof.

8.    Notices: All notices and other communications required or permitted under this Agreement shall be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

If to the Company:
800 West Cypress Creek Road, Suite 580
Ft. Lauderdale, Florida 33309
Attention: Board of Directors
Facsimile: (954) 739-3842

If to the Employee:                                  700 N.E. 28th Avenue
Pompano Beach, FL 33062
Facsimile: (954) 786-9701

9.    Successors and Assigns.

(a)    This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

10.    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.    Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

12.    Resolution of Disputes; Damages. (a) With the exception of proceedings for equitable relief brought pursuant to Section 6.4 of this Agreement or otherwise, any disputes arising under or in connection with this Agreement, including, without limitation, any assertion by any party hereto that the other party has breached any provision of this Agreement, shall be resolved by arbitration, to be held in Ft. Lauderdale, Florida, in accordance with the then current rules and procedures of the American Arbitration Association. All costs, fees and expenses, excluding attorney fees incurred by the Employee, of any arbitration in connection with this Agreement, which arbitration results in any final decision of the arbitrator(s) requiring the Company to make a payment to the Employee, shall be borne by, and be the obligation of, the Company. Conversely, should the arbitration result in a final decision of the arbitrator(s) in favor of the Company and not require the Company to make payment to the Employee, then the Employee, in addition to all other costs, fees and expenses, including attorney fees incurred by the Employee in connection with such arbitration proceedings, shall also be required to reimburse the Company for all costs, fees and expenses, excluding attorney fees incurred by the Company in such proceedings. The obligation of the Company and the Employee under this Section 12 shall survive the termination for any reason of the Term (whether such termination is by the Company, by the Employee or upon the expiration of the Term). Pending the outcome or resolution of any arbitration commenced or brought in good faith by the Employee, the Company shall continue payment and provision of the Base Salary and other compensation and the benefits provided for Employee in this Agreement.

(b)    Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement, except that the payment required to be made by the Company to the Employee pursuant to Section 4.4 shall be the Employee’s exclusive remedy for any termination of this Agreement pursuant to such section.

13.    No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Employee, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

15.    Counterparts. This Agreement may be executed in one or more counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Employment Agreement as of the Effective Date.

COMPANY:

STREICHER MOBILE FUELING, INC.

By:  /s/ Michael S. Shore

Michael S. Shore, Chief Financial Officer

EMPLOYEE:

/s/ Richard E. Gathright

Richard E. Gathright